                                                                   EXHIBIT 10.33

        On September 16, 2005, American Technical Ceramics Europe AB ("ATC
Europe"), a wholly-owned subsidiary of American Technical Ceramics Corp. (the
"Company"), obtained a series of five term loans aggregating 12,000,000 Swedish
Krona ("SEK") (approximately $1,700,000) from Svenska Handelsbanken, AB (the
"Bank"). The loans are unsecured and bear interest at fixed rates ranging from
3.56% to 4.59%. The five loans are each for a principal amount of 2,400,000 SEK and are fully amortizing. The loans mature in one to five years with the first maturing on September 30, 2006 and one other maturing on each succeeding
September 30th through 2010. In connection with, and as an inducement for, the
Bank's making the loans, the Company entered into a Guaranty and Agreement with the Bank whereby the Company has agreed to guarantee the payment of all of ATC
Europe's obligations under the loans.